Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), dated November 3, 2015, is entered into by and among Archrock Services, L.P., a Delaware limited partnership, and EXLP Operating LLC (to be renamed Archrock Partners Operating LLC), a Delaware limited liability company, on the one hand (each a “Buyer,” and collectively, the “Buyers”), and Exterran Energy Solutions, L.P., a Delaware limited partnership, on the other hand (“Seller”).  Buyers and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”

WHEREAS, Seller is engaged in the design, engineering, manufacturing, and sale of natural gas compression equipment, including the equipment described in Schedule I hereto (the “Goods”);

WHEREAS, subject to the terms and conditions described herein, each Buyer desires to purchase (and cause its respective subsidiaries to purchase) its and their requirements of Goods from Seller, and Seller desires to sell and deliver to each Buyer (or its respective subsidiaries, as applicable) such Goods from time to time;

WHEREAS, the Parties are party to that certain Separation and Distribution Agreement, by and among Exterran Holdings, Inc. (to be renamed Archrock, Inc.), Exterran General Holdings LLC, Seller, Exterran Corporation, AROC Corp. (f/k/a Exterran Finance Corp.), EESLP LP LLC, AROC Services GP LLC (f/k/a Exterran Controlled GP LLC), AROC Services LP LLC (f/k/a Exterran Controlled LP LLC), and Archrock Services, L.P. (f/k/a Exterran US Services OpCo, L.P.), dated as of November 3, 2015 (the “Separation and Distribution Agreement”); and

WHEREAS, contemporaneously with the execution of this Agreement, the Parties have entered into that certain Storage Agreement for the storage of certain of Buyers’ property (the “Storage Agreement”).

NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the payments which may be made by the Buyers to Seller pursuant to the provisions hereof, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
PURPOSE; RESERVATION; FORECAST

1.1                               Purpose; Exclusivity.  Subject to the terms and conditions of this Agreement, during the Term (as defined below), each Buyer shall purchase (and shall cause its respective subsidiaries to purchase) all of its and their respective requirements for Goods exclusively from Seller, and Seller agrees to satisfy such requirements, in each case, in accordance with the terms and conditions of this Agreement.

1.2                               Purchase Orders.  The terms of each purchase and sale of Goods under this Agreement that are not otherwise set forth in this Agreement will be set forth and further described in a written purchase order (together with the various documents, information, instructions and other requirements describing the work to be performed, including designs, drawings and written specifications, an “Order”). A Buyer’s execution of any Order or taking delivery of any part of the Goods described therein shall constitute acceptance of the terms and conditions contained in such Order and herein.  Seller expressly rejects any terms and conditions submitted by a Buyer that are inconsistent with or in addition to the terms and conditions contained herein, and Seller’s agreement to provide the Goods is expressly conditioned upon each Buyer’s acceptance of the terms and conditions contained herein.  No waiver or alteration of, or addition to, the terms and conditions contained herein shall be binding unless expressly set forth in an Order and executed by Seller and the applicable Buyer party to such Order or otherwise expressly agreed to in writing by Seller and such Buyer party to such Order; provided, however, that any such waiver, alteration or other change shall be applicable only to such Order and shall not otherwise alter or amend the terms of this Agreement.

1.3                               Change Orders; C-Series Orders.

(a)                                 Subject to the Parties’ agreement on extra cost or schedule delays and except as otherwise provided herein, a Buyer may reasonably increase or decrease the scope or change the schedule of the Order at any time during the course of the work to be performed. Any change that affects the cost or schedule of the work to be performed, as well as changes occasioned by revised or added specifications, drawings, data, or instructions, will be clearly defined by the applicable Buyer in a change order in the form of Exhibit A hereto (together with the various documents, information, instructions and other requirements describing the change to the work to be performed, including designs, drawings and written specifications, a “Change Order”).  Any such Change Order, when received and accepted by Seller, shall be deemed an amendment to the applicable Order, and Seller shall comply with its terms promptly and fully.  Unless otherwise expressly agreed and recorded in the Change Order, such Change Order shall cover all effects of a specific variation on the price under the applicable Order. When a Change Order reduces or omits any part of an Order, the portion of the price under such Order that relates to the reduction or omitted part shall be deducted from the total price to be paid. Any change in the Change Order shall not extend any completion date set out in the applicable Order unless it is first approved by the applicable Buyer in writing. Notwithstanding the foregoing, representatives of the applicable Buyer shall have authority to give written instructions to make reasonable and minor changes in the scope or specifications of an Order to the extent such changes involve no additional cost or schedule delays and are consistent with the spirit and purpose of the work described in the Order. However, if such representative’s instructions for changes to the Order would involve any extra cost or schedule delays to the applicable Buyer (as reasonably determined by Seller), Seller shall give such representative prior written notice of the amount involved and shall not commence to perform such work until after receiving a signed Change Order from the applicable Buyer.

(b)                                 With respect to any Order for Goods designated as “C-Series” equipment and products, if Buyer provides changes to the cylinder configuration of such Goods no later than ten (10) weeks prior to the delivery date of such Goods, the delivery date of such Goods will not be impacted.

1.4                               Forecast Requirements and Lead Time Notices.

(a)                                 Buyers’ Forecast. During the first full calendar week of each calendar month during the Term (as defined below), Buyers (on behalf of themselves and their respective subsidiaries), shall deliver to Seller a written forecast (the “Forecast Notice”) of their good faith estimate of their combined fabrication requirements for Goods (the “Forecast Requirements”) for the six (6) month period (or such longer or shorter period as the Parties shall jointly agree or, if shorter, for the remainder of the Term) beginning on the first day of the following month (such period, the “Forecast Period”); provided, however, that no Buyer shall have any requirement to meet any Forecast Requirement nor any liability to Seller based on any Forecast Requirement estimated in good faith.  The Parties shall meet during the third full calendar week of every month during the Term to review the Forecast Requirements presented by Buyers and discuss any matters that may impact Seller’s ability to meet the Forecast Requirements.  Exhibit B hereto sets forth each Buyer’s Forecast Requirements for the initial Forecast Period beginning on the date hereof.  If either Buyer fails to deliver a Forecast Notice when required, then the Forecast Requirements with respect to the last month of that Forecast Period shall be zero until such Buyer delivers its next Forecast Notice, at which time the Forecast Requirements shall change to reflect the Forecast Requirements set forth in that Forecast Notice.

(b)                                 Seller’s Notice Obligation for Major Component Lead Times.  Schedule V hereto sets forth, as of the date of this Agreement, Seller’s anticipated delivery times from suppliers to Seller of engines, compressors or coolers (each, a “Major Component”) that may comprise a portion of the Goods.  Schedule V shall be binding on the Parties with respect to the Order procedures set forth in Section 1.5, below; provided, however, that Seller shall be entitled, by written (which shall include email) notice to Buyers, to update Schedule V as promptly as practicable, but in any event within two (2) business days, after Seller receives notice of any changes to such delivery times as a result of such changes, and after such update, the revised Schedule V will be binding on the Parties with respect to the Order procedures set forth in Section 1.5 below.

(c)                                  Alteration of Lead Time Associated with Large Orders.  In the event a Buyer submits an Order in good faith that requires an increase in lead time to accommodate the size of such Order, then Seller shall notify Buyer in writing as promptly as practicable, but in any event within two (2) business days, after Seller receives such Order of any required changes to Schedule V to accommodate such Order, and after such notice, such new Schedule V will be binding on the Parties with respect to the Order procedures set forth in Section 1.5 below.

(d)                                 Additional Confidentiality Provisions.  In addition to the confidentiality and limited-use provisions set forth in the Separation and Distribution Agreement, including in Section 8.10 thereof, Seller agrees not to (a) provide to Seller’s sales personnel or sales management personnel (other than members of Seller’s executive management, including any senior vice president thereof) any customer-specific information contained in the Forecast Requirements or otherwise provided to Seller in connection with this Agreement or (b) use such information for any purpose other than to consummate the transactions contemplated by this Agreement.

1.5                               Order Procedures.

(a)                                 Goods, Delivery Date and Price.  Seller shall not be required to sell to Buyers, and Buyers shall not be required to purchase from Seller, any Goods unless and until an Order is executed and delivered.  Purchase orders shall be made by a Buyer’s delivery to Seller of a proposed Order that shall specify, among other things, (i) the Goods Buyer proposes to purchase and (ii) the proposed delivery date of such Goods to Buyer.  Buyers shall use their respective commercially reasonable efforts to place all orders for Goods pursuant to proposed Orders with delivery dates that are within the applicable time period set forth in Section 1.5(b).  A proposed Order with delivery dates that are within such applicable time period shall be a “Conforming Order”.  Seller shall, within two (2) business days after receipt of a proposed Order, confirm in writing its acceptance or rejection of such Order, including the price of such Order which shall be determined in accordance with Section 4.1; provided, however, that Seller may not reject a Conforming Order without Buyer’s consent.

(b)                                 Specific Delivery Dates for Conforming Orders.  For an Order to constitute a Conforming Order, Buyer shall specify a delivery date no earlier than the shortest applicable period specified below:

(i)                                     the longest period for delivery for any Major Component, as set forth on Schedule V, plus six (6) weeks; or

(ii)                                  the time periods provided in Schedule V, with respect to Goods utilizing Buyer-provided inventory.

(c)                                  Nonconforming Orders.  Buyer may, from time to time and in good faith, place an Order for a delivery date that is not in compliance with a Conforming Order (each such Order, a

“Nonconforming Order”).  In the event a Buyer places a Nonconforming Order, Seller may, but shall not be obligated to, accept such Nonconforming Order at the price determined in accordance with Section 4.1.  In lieu of accepting such order, Seller may inform the Buyer that Seller is willing to accept the Nonconforming Order, including the proposed delivery date, at a price other than the price determined in accordance with Section 4.1 or with an alternative delivery date.  Buyer may then (i) confirm acceptance of the Nonconforming Order at Seller’s proposed price and with Seller’s proposed delivery date or (ii) if Seller’s proposed price was above the price determined in accordance with Section 4.1 or Seller’s proposed delivery date was later than Buyer’s request, acquire the Goods subject to such Nonconforming Order from a third party with either or both (y) a price lower than Seller’s proposed price and/or (z) a delivery date no later than the later of Buyer’s proposed delivery date or Seller’s proposed delivery date.

1.6                               Exclusivity Exceptions for Acquired Businesses.

Notwithstanding Section 1.1 of this Agreement, if a Buyer or any of its subsidiaries acquires, including by merger, consolidation or otherwise, a company or the assets of a business (each, a “Target”):

(i)                                     that is not a party or subject to a third party agreement for the firm purchase and supply of Goods, then such Buyer and Seller each shall use commercially reasonable efforts to cause such Target’s requirements for Goods to be included within the Buyer’s Orders subject to the terms and conditions of this Agreement;

(ii)                                  that is a party or subject to a third party agreement for the firm purchase and supply of Goods, then Buyer (A) shall be entitled to honor any and all firm order commitments placed under that agreement prior to the completion of the acquisition and (B) shall not be obligated to include such Target’s requirements under this Agreement as long as the amount of Goods ordered from parties other than Seller in respect of the Target’s business in any twelve (12) month period shall not exceed the amount purchased for that business from parties other than Seller over the twelve (12) month period immediately preceding the acquisition; or

(iii)                               that manufactures and supplies Goods, then such Buyer and its subsidiaries shall continue to procure their requirements for Goods from Seller pursuant to this Agreement and not (whether in whole or in part) from such Target.

ARTICLE II.
TERM; TERMINATION

2.1                               Term.  This Agreement shall be effective and shall continue in full force and effect for a term of two (2) years commencing on the date hereof (the “Term”), unless earlier terminated by the Parties in accordance with Section 2.2 or extended for additional one (1) year terms by mutual agreement of the Parties.

2.2                               Termination.

(a)                                 Prior to the expiration of the Term, this Agreement may be terminated:

(i)                                     by any Party, if any other Party (A) is adjudged bankrupt, or a general assignment is made for the benefit of creditors, or a receiver is appointed on account of insolvency or (B) materially defaults in the performance of any material provision of this Agreement, including the payment of any sum due hereunder, and then fails to cure any such default within thirty (30) days following written notice thereof;

(ii)                                  by either or both Buyers if Seller’s on-time delivery rate to Buyers for Goods in the aggregate over a 90-day period (which period shall begin no sooner than February 1, 2016) is less than 95%, and Seller fails to remedy its on-time delivery rate such that its on-time delivery rate over the 90-day period following receipt of notice of a Buyer’s intention to terminate this Agreement is greater than 95%;

(iii)                               by either or both Buyers if Seller’s aggregate expense (including reimbursements to Buyers in accordance with Section 7.1(c)) incurred in repairing under warranty all natural gas compressors fabricated by Seller over a 90-day period exceeds (x) 2.5% of (A) the total sales of natural gas compressors to the Buyers for the four most recently completed, non-overlapping 90-day periods divided (B) by four (or, prior to the first anniversary of this Agreement, each non-overlapping 90-day period since the date of this Agreement divided by the number of 90 day periods since the date of this Agreement), and Seller fails to remedy this average warranty cost such that its average warranty cost over the 90-day period following receipt of notice of a Buyer’s intention to terminate this Agreement is less 2.5% of the average specified above; or

(iv)                              by either or both of the Buyers or Seller in accordance with Article VI of this Agreement.

Any termination under Sections 2.2(a)(i), (ii) and (iii) shall be considered a “Termination for Cause.”

(b)                                 A Buyer may, with forty-five (45) days’ advance written notice, cancel an Order for convenience (“Cancellation for Convenience”); provided that such Buyer shall not be permitted to cancel any Order for Goods scheduled for completion within forty-five (45) days of such written notice.  Promptly upon receipt of notice from a Buyer, Seller shall discontinue all work pertaining to the Goods in accordance with and to the extent specified in the notice and shall take commercially reasonable measures to minimize the costs incurred by such cancellation.

(c)                                  This Section 2.2(c) sets forth certain remedies in addition to any other remedies available to a Buyer or Seller under this Agreement for a Cancellation for Convenience or a Termination for Cause by Seller or a Buyer, as the case may be.  In the event of a Cancellation for Convenience during which one or more Orders remain pending, the applicable Buyer shall promptly pay Seller an amount no less than (i) the actual costs incurred by Seller in connection with each such Order, including any costs related to the cancellation of the Order and any of Seller’s subcontracts and any costs expended prior to the time of cancellation or termination, as applicable, in connection with the production and development of the Goods, plus (ii) fifteen percent (15%) of the sum described in clause (i).  In the event of a Termination for Cause during which one or more Orders remain pending, the applicable Buyer shall promptly pay Seller an amount (A) no less than the actual costs incurred by Seller in connection with each such Order, including any costs related to the cancellation of the Order and any of Seller’s subcontracts and any costs expended prior to the time of cancellation or termination, as applicable, in connection with the production and development of the Goods divided by (B) .92.  Upon Seller’s receipt of full payment, Seller shall, if so directed by the terminating Buyer, ship to such Buyer at such Buyer’s expense, all Goods subject to the Cancellation for Convenience or pending during such Termination for Cause (whether finished or unfinished) for which such Buyer has made payment.  If the terminating Buyer fails to take possession of such materials within thirty (30) days of the date of full payment, including taking possession and storing at the same location pursuant to the Storage Agreement, Seller shall have the right to dispose of the Goods as it deems appropriate in its sole discretion, without further obligation to such Buyer and without in any way affecting such Buyer’s obligation hereunder. Seller, may, at its option, consider a Buyer’s written request for reasonable delays in the delivery of Goods if received before fabrication of such Goods has commenced.  Notwithstanding any such request, if fabrication of the Goods has commenced or if Seller declines the applicable Buyer’s delay request, Seller may proceed with fabrication and completion of the Goods without delay.  If Seller approves the applicable Buyer’s delay request, such Buyer, upon Seller’s acceptance of Buyer’s delay request, accepts the risk of loss for the Goods and, notwithstanding anything to the contrary in the Storage Agreement, agrees to pay Seller’s reasonable preservation and storage charges.  If Seller agrees to accept the applicable Buyer’s delay request with respect to completed Goods, the applicable Buyer shall execute documentation satisfactory to Seller memorializing, among other things, the foregoing as well as the transfer to the applicable Buyer of title to the Goods.

(d)                                 For the avoidance of doubt, the Parties’ remedies in the event any Order is terminated in accordance with Article VI of this Agreement will not be governed by this Section 2.2 and will be as provided therein.

ARTICLE III.
MANAGEMENT

3.1                               Project Managers.  Seller will provide project managers for the reasonable and customary support and handling of all Orders. The number of project managers will be determined from time to time, in Seller’s sole discretion after reasonable notice to the Buyer, taking into consideration each Buyer’s Forecast Requirements at the time of such determination. Seller will provide adequate fabrication, engineering and facility capacity to meet each Buyer’s requirements for Goods.

3.2                               Representatives; Meetings. The Parties agree to hold regular meetings (at times to be mutually agreed by the Parties) between each Buyer’s representatives and Seller’s representatives. Representatives of Seller will provide reasonable and customary support on the design of the Goods and work with each Buyer to identify possible efficiencies to optimize the design. In addition, Seller shall provide Buyers with a written report each month with respect to Seller’s delivery rate and incurred warranty costs (as described in Sections 2.2(a)(ii) and (iii)) for the 90-day period preceding the current calendar month, together with any supporting data that Buyers may reasonably request to support such report.

ARTICLE IV.
PRICES; TAXES AND FEES

4.1                               Prices.

(a)                                 Reference Prices. Schedule II hereto sets forth the prices (each such price, as updated in accordance with this Section 4.1(a), a “Reference Price”) of certain Goods, which prices shall be in effect for the first six months of the Term of this Agreement. Prior to the expiration of each six-month anniversary of the date of this Agreement, the Parties shall negotiate in good faith to determine a revised Reference Price for each Good for which a Reference Price existed during the prior six-month period.  Notwithstanding the foregoing, if a Major Component vendor increases its pricing to Seller with respect to a Good for which a Reference Price exists, the Parties shall negotiate in good faith a revised Reference Price for such affected Good. If no such revised Reference Price shall be agreed upon pursuant to this Section 4.1(a) with respect to a particular Good, then the price of such Good shall thereafter be determined in accordance with Section 4.1(b).

(b)                                 Cost-Plus Prices.  Except as set forth on Schedule III, with respect to any Good (i) not set forth on Schedule II as of the date of this Agreement or (ii) for which the Reference Price has expired and a new Reference Price has not been agreed upon in accordance with Section 4.1(a), the price

(the “Cost-Plus Price”) of such Good shall equal the total cost of such Good determined in accordance with Schedule III hereto.

(c)                                  Cost-Plus Orders.  For each Order of a Good for which a Cost-Plus Price applies, Seller shall provide a price form substantially in the form attached hereto as Exhibit C (a “Price Form”) to the applicable Buyer, which will be the basis for estimating the Base Cost of such Goods and for the estimated Cost-Plus Price reflected in the Order (the “Order Price”). Within sixty (60) days after delivery of the Goods, Seller shall provide the applicable Buyer the actual Base Cost and the resulting actual Cost-Plus Price of the Goods and either credit or bill the applicable Buyer the difference between the actual Cost-Plus Price and the Order Price. The Buyer will have a right to audit any determination of Base Cost submitted by Seller for Goods, which right shall include the right to reasonably review time records for engineering services and shop hours, invoices for major equipment and subcontractors, average inventory costs for stocked materials and other reasonable documentation as appropriate and not unreasonably burdensome to Seller.

4.2                               Payment.  The terms of payment are net cash in U.S. dollars via wire transfer to account(s) specified by the Seller from time to time, according to the agreed payment milestone schedule on Schedule IV or, if none, on or before delivery.  If shipment is made in installments, a pro rata payment shall be due as each shipment is delivered.  Prices quoted are FCA Seller’s facility (here and throughout this Agreement, as defined by INCOTERMS 2010) with any shipping and unloading charges to be paid by the applicable Buyer unless otherwise agreed to in writing by Seller and such Buyer in the applicable Order. The prices quoted in the applicable Order do not include the price of any changes in or to the Goods or any other costs that may arise from any Change Order accepted by Seller.

4.3                               Taxes and Fees.  All prices are exclusive of any federal, state or local property, license, privilege, sales, use, excise, gross receipts or other taxes or fees which may now be or hereafter become applicable to the Goods or the purchase or sale thereof or to any services performed in connection therewith, and all such taxes and fees shall be for the applicable Buyer’s account. If a Buyer claims a tax exemption with respect to a purchase under this Agreement, such Buyer must promptly provide documentation substantiating such exemption in a form and of a nature satisfactory to Seller and in compliance with applicable law.  In addition, if a Buyer claims a tax exemption on the basis of removing the Goods from the state or country of fabrication, then (A) in the case of Goods to be shipped outside of the country of fabrication, the documentation substantiating such exemption shall include (i) a copy of a bill of lading issued by a licensed and certified carrier of persons or property that shows Seller as consignor, the Buyer as consignee and a delivery point outside the territorial limits of the United States; (ii) documentation that is valid under 34 TEX. ADMIN. CODE § 3.360 or any successor statute or regulation (relating to customs brokers) provided by a licensed customs broker certifying that the Goods will be exported to a point outside the territorial limits of the United States; (iii) formal entry documents from the country of destination showing that the property was imported into a country other than the United States; or (iv) a copy of the original airway, ocean or railroad bill of lading issued by a licensed and certified carrier that describes the Goods being exported and a copy of the air forwarder’s, ocean forwarder’s or rail freight forwarder’s receipt if air, ocean or rail freight forwarder takes possession of the Goods in Texas; and (B) in the case of Goods fabricated in Oklahoma, the documentation substantiating such exemption shall include a written statement from the applicable Buyer to Seller certifying that the Goods will immediately leave Oklahoma and will not be used in Oklahoma.  Each Buyer shall, and shall cause its Indemnitees (as defined below) to, release, indemnify, defend and hold Seller and its Indemnitees from and against any and all Claims (as defined below), including without limitation Claims with respect to taxes (and fines, penalties and interest relating thereto), arising from or related to (i) such Buyer’s failure to timely or properly satisfy the documentation requirements of this Section 4.3 or (ii) any taxing authority’s failure to recognize the tax exemption claimed by such Buyer.  If Seller executes a waiver of a statute of limitations applicable to taxes in connection with an audit conducted by a governmental taxing authority that covers Seller’s sale of Goods to a Buyer, such Buyer agrees to likewise waive any statute of limitations otherwise restricting Seller’s ability to collected taxes, fines, penalties and interest from such Buyer related to such Buyer’s purchase of the Goods.

4.4                               Interest & Attorney’s Fees.  In the event of default in the payment of any amounts owed hereunder, interest at a rate per annum equal to the lesser of (i) the Prime Rate plus one and one-half percent (1.5%) and (ii) the maximum rate permitted by applicable law, will be assessed on the unpaid balance from the date payment was due.  In the event that Seller, following a default in payment of amounts owed by a Buyer, seeks representation of counsel with regard to the collection of such payments, the applicable Buyer also agrees to pay all fees, expenses and costs of collection incurred by Seller, including reasonable attorneys’ fees. If any action is necessary to enforce or interpret the terms of this Agreement or any other related documents, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any relief to which it may be entitled.  “Prime Rate” means the rate announced from time to time by Wells Fargo Bank, National Association (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) at its New York, New York office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.

ARTICLE V.
DELIVERY, TITLE & RISK OF LOSS

5.1                               Delivery, Title & Risk of Loss.  Risk of loss or damage to the Goods shall pass to the applicable Buyer upon electronic or other written tender of the Goods at Seller’s facility.  Unless otherwise specified in the Order, invoice or other document related thereto, delivery and transfer of possession of the Goods shall occur (x) in the case of Goods destined for a Site within the United States, upon delivery (i) to the carrier in the case of Goods manufactured in Texas, or (ii) at the place of manufacture in the case of Goods manufactured in Oklahoma, and (y) in the case of Goods destined for a Site outside the United States, upon delivery to the designated port of entry outside the United States (DAP).  The applicable Buyer shall keep the Goods fully insured with loss payable to Seller from the time of delivery until the purchase price (as determined in Section 4.1) has been fully paid to Seller. Title to the Goods sold shall pass (i) upon arrival of the Goods at the applicable Buyer’s designated site in the case of Goods destined for a site within the United States and (ii) at the time of delivery as set forth above in the case of Goods destined for a site outside the United States.  In either case, Seller retains a security interest in the Goods until such time as it receives full and final payment, and such Buyer agrees to execute and file all documents deemed necessary by Seller to perfect said security interest.  Any delivery dates quoted are approximate and shall depend on prompt receipt by Seller of all information necessary to proceed with the Goods immediately and without interruption.  If Seller and the applicable Buyer agree in writing to require Seller’s delivery to such Buyer’s designated site, Seller’s obligation is conditional upon free access to the site and the site being designated in the Order.  Seller reserves the right to make delivery in installments, provided that a delay with respect to any installment shall not affect any other installments.  Any delivery of Goods that is delayed by causes within the applicable Buyer’s control or due to such Buyer’s inability to accept delivery may be placed in storage by Seller at such Buyer’s risk, and such Buyer shall be responsible for all costs of unloading, shipping, storage, insurance and other expenses incurred thereby.

5.2                               Inventory.  Each Buyer may purchase from Seller and request Seller to store specific quantities of inventory exclusively for such Buyer’s use in connection with Goods ordered, in order to reduce the lead times for any critical component equipment. Any such inventory purchased by Buyer shall be at cost at the time of purchase, which cost shall be utilized in determination of Cost-Plus Price, if such inventory is later incorporated into the Goods.  If, on the other hand, such inventory is removed by Buyer from Seller’s facility and not incorporated into the Goods, Buyer shall pay to Seller the Administrative Fees (as calculated in accordance with Schedule III).

5.3                               Acceptance.  A Buyer’s acceptance of Goods shall be deemed to have occurred upon delivery unless Seller is otherwise notified in writing of such Buyer’s intent to reject the Goods within seven (7) days from such Buyer’s receipt of the Goods at the requested delivery location.  A Buyer’s acceptance of the Goods shall constitute a waiver of any claim for damage in delivery or shortage of Goods.  Seller shall, as soon as practicable using commercially reasonable efforts, but not later than thirty (30) days from the date of receipt of a Buyer’s notice of damage in delivery or shortage of Goods, plus any amount of time during which Seller is delayed by Force Majeure, remedy the nonconforming aspects of the Goods.  Each Buyer waives any right to revoke its acceptance of Goods, it being the intent of the Parties that, subject to Section 2.2(a)(iii) and this Section 5.3, the Buyers’ rights and remedies for any non-conformity of Goods after acceptance shall be limited to Seller’s warranty set out in Article VII and subject to all limitations described therein and in this Agreement.

ARTICLE VI.
FORCE MAJEURE

6.1                               Force Majeure.

(a)                                 Seller shall not be liable for loss, damage, detention or delay, and Seller’s lack of performance will be excused, due to events of Force Majeure the occurrence of which Seller promptly notifies Buyers.  In such notice, Seller shall provide Buyers a list of Orders expected to be impacted by the Force Majeure.  “Force Majeure” means any cause or event not within the reasonable control of Seller or the manufacturers of the components incorporated into the Goods sold hereunder and which by the exercise of due diligence, such person is unable to prevent or overcome.  Subject to the definition of Force Majeure and the standard set forth therein, causes or events resulting in “Force Majeure” may include but are not limited to: to war, civil insurrection or acts of the common enemy, fire, flood, strikes or other labor difficulty, acts of civil or military authority including governmental laws, orders, priorities or regulations, acts of the applicable Buyer, embargo, car shortage, wrecks or delay in transportation, inability to obtain necessary labor, materials or manufacturing facilities from usual sources, and faulty forgings or castings.

(b)                                 In the event of delay in Seller’s performance due to Force Majeure, the time of Seller’s performance shall be extended for a period of time equal to the period of such Force Majeure.  If a Force Majeure continues (or a Buyer reasonably believes that such Force Majeure is expected to continue) for a period of fourteen (14) days or more (a “Prolonged Force Majeure”), then (i) a Buyer may elect instead to have a third party provide the unexecuted portion of any or all of the Goods that were in process at the time of occurrence of the Force Majeure event with respect to Seller or (ii) Seller may elect to terminate the portion of the Order relating to the unexecuted portion of such Goods.  In either case, the applicable Buyer shall compensate Seller for work performed with respect to the Goods delivered and accepted by such Buyer under such Order through the date of termination.  If the applicable Buyer shall have made the election described in clause (i) above, Buyer shall also compensate Seller for any charges, fees or direct costs, including reasonable, noncancellable obligations incurred by Seller prior to receipt of the notice of termination or incurred by Seller in terminating the work associated with such Order, and Seller shall provide such Buyer with any Goods for which Buyer has paid hereunder.  Notwithstanding Section 1.1, during the occurrence of a Prolonged Force Majeure, Buyers shall have the right to order from third parties any Goods that Buyer is unable to obtain from Sellers because of the occurrence of such Prolonged Force Majeure.

(c)                                  Additionally, if a Party has canceled all outstanding Orders pursuant to Section 6.1(b) and if the delay resulting from Force Majeure extends for more than one hundred eighty (180) days and the Parties have not agreed upon a revised basis for providing the Goods at the end of the delay, then any Party, upon thirty (30) days written notice, may terminate this Agreement.

ARTICLE VII.
WARRANTIES

7.1                               Warranty of Goods Manufactured by Seller.

(a)                                 Except for parts which are not manufactured by Seller as described in Section 7.2, Seller warrants Goods manufactured by it to be free from defects in material and workmanship for a period of twelve (12) months from the date of startup of such Good or eighteen (18) months from the date of delivery of such Goods, whichever period expires first, subject to the following conditions.  Except as set forth in Sections 7.1(c) and 7.2, Seller’s sole responsibility under this warranty shall be (i) to either repair or replace any part of the Goods that fail under this warranty and (ii) to re-perform any workmanship relating to such Goods that fails under this warranty; provided, the applicable Buyer has promptly reported same to Seller in writing.  Subject to the limitations set forth in this Agreement, such parts or repairs to the Goods shall be provided at no cost to the applicable Buyer.

(b)                                 The applicable Buyer shall notify Seller promptly upon such Buyer’s identification of a defect covered by the warranty provided in this Article VII.  Seller shall, as promptly as practicable, furnish an on-site representative to diagnose the defect, and Seller shall resolve the defect as promptly thereafter as practicable.

(c)                                  Notwithstanding the foregoing, in the event Seller has not commenced remediation of a defect covered by the warranty provided in this Section 7.1, the applicable Buyer may remedy such defect, in which case Seller shall reimburse such Buyer for the actual and documented costs reasonably incurred by such Buyer as follows:

(i)                                     With regard to defects in parts under the warranty in this Section 7.1, if Buyer chooses to repair or replace any defective part, Seller shall reimburse such Buyer for the actual and documented costs and expenses for replacement parts reasonably incurred by Buyer in connection with such replacement or repair; provided, however, that Buyer shall only be entitled to costs or expenses relating to the replaced part and shall not be entitled to any costs or expense for labor, overhead, markup, profit or any other service work performed by Buyer or its subcontractors.

(ii)                                  With regard to defects in workmanship under warranty, if Buyer elects to repair any defect in workmanship, Seller shall reimburse Buyer for its actual and documented costs reasonably incurred; provided, however, the reasonable labor charge associated with such repair shall be deemed to be the actual and documented base pay of the person providing such labor plus 20% of such base pay.  The base pay charged shall not include any cost for overhead (except for such 20% markup), profit or margin.  If at any time, Seller is on-site, Seller shall be entitled to take-over from Buyer any ongoing repair of any defect in workmanship.

(d)                                 In all cases, Seller’s reasonable diagnosis of a defect shall be conclusive as to the repairs required under this warranty.

(e)                                  Each of Seller and Buyers shall designate an individual to receive warranty-related notices and coordinate warranty coverage determinations, repair or replacement services and payments on such Party’s behalf, and each Party shall, from time to time, notify the other Parties in writing of the name and contact information for such individual.

7.2                               Warranty of Other Manufacturers’ Products.  SELLER MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, WHETHER EXPRESSED, IMPLIED OR STATUTORY, AND DISCLAIMS ANY RESPONSIBILITY FOR ANY COMPONENT PARTS OR ACCESSORIES SOLD HEREUNDER WHICH ARE NOT MANUFACTURED BY SELLER.  To the fullest extent permitted by law and by the manufacturers, Seller extends to each Buyer the manufacturer’s warranty given to Seller by the manufacturer(s) of said component parts and accessories, but Seller does not guarantee those warranties.  Claims under any manufacturer’s warranty shall be made in accordance with the manufacturer’s requirements regarding the return, repair, or replacement.  Seller agrees to use all reasonable efforts and to cooperate with each Buyer in processing any such claims, including Seller contacting the manufacturer directly on Buyer’s behalf.

7.3                               Limitation of Warranty.  The warranties contained herein do not apply (i) to repairs or replacements required because of accident, misuse, neglect, failure to maintain in accordance with manufacturer specifications, or causes other than ordinary use; (ii) to any portion of the Goods modified by or on behalf of the applicable Buyer; (iii) to design parameters and equipment selections mandated by such Buyer or user which are not in accordance with Seller’s standard design and safety practices provided to such Buyer in writing; (iv) where manufacturer serial numbers or warranty decals have been removed or altered by or on behalf of such Buyer; (v) where Seller performed as directed by such Buyer, its agents or representatives and the warranty matter arises as a result of Seller’s compliance with those directions unless such directions are consistent with Seller’s or the manufacturer’s procedures; (vi) where such Buyer fails to follow the recommended operating and maintenance procedures of the original equipment manufacturer; (vii) where such Buyer fails to maintain an industry-standard safety shutdown/alarm system; (viii) to normal wear and tear; (ix) to normal maintenance work or maintenance parts; (x) transportation charges for completed Goods; (xi) costs of installation or other labor charges relating to warranty of parts; (xii) where (A) either (1) Buyer, (2) with respect to any CAT Goods, Buyer or an authorized dealer of such CAT Goods or (3) with respect to any Ariel Goods, Buyer or Ariel Corporation (or one of its Affiliates), does not conduct start-up procedures with respect to such Goods and (B) Seller is not invited to participate in start-up procedures after installation of the Goods; (xiii) to the overall operations of any systems in which the Goods constitute a component; or (xiv)  duty, taxes or any other charges relating to the warranty.

7.4                               Disclaimer of Non-Express Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES STATED HEREIN, SELLER DISCLAIMS ALL WARRANTIES ON THE GOODS AND SERVICES FURNISHED HEREUNDER, INCLUDING WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY AGAINST REDHIBITORY DEFECTS OR VICES.  EACH BUYER ACKNOWLEDGES AND ACCEPTS THE EXPRESS WARRANTIES AS ITS SOLE REMEDY WITH RESPECT TO THE GOODS AND SERVICES.  THE EXPRESS WARRANTIES STATED HEREIN ARE IN LIEU OF ALL OBLIGATIONS OR LIABILITIES ON THE PART OF THE SELLER FOR DAMAGES, INCLUDING BUT NOT LIMITED TO SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE GOODS SOLD AND SERVICES PROVIDED HEREUNDER.

ARTICLE VIII.
INDEMNIFICATION

8.1                               Indemnity.  In this Agreement, “Claims” shall mean all claims, demands, causes of action, liabilities, damages, judgments, fines, penalties, awards, losses, costs, expenses (including, without limitation, attorneys’ fees and costs of litigation) of any kind or character arising out of, or related to, the performance of or subject matter of this Agreement.  With respect to any Party, such Party’s “Indemnitees” shall mean (i) its respective parent, subsidiaries and affiliated or related companies; (ii) its and their respective working interest owners, co-lessees, co-owners, partners, joint operators, customers, joint venturers, if any, and their respective parents, subsidiaries and affiliated or related companies and (iii) the respective officers, directors, employees, and consultants of all of the foregoing.

(a)                                 Seller shall release, indemnify, defend and hold harmless each Buyer and its Indemnitees from and against any and all Claims brought by, through or derived from any member of Seller or its Indemnitees or their respective Indemnitees’ contractors or subcontractors or their respective employees and consultants with respect to loss, destruction or damage of the property of Seller or its Indemnitees or their respective contractors or subcontractors or their respective employees and consultants, or personal or bodily injury, sickness, disease or death, loss of services and/or wages, or loss of consortium or society of any member of Seller’s Indemnitees or such Indemnitees’ contractors or subcontractors or their respective employees, consultants, agents or invitees.

(b)                                 Each Buyer jointly and severally shall release, indemnify, defend and hold harmless Seller and its Indemnitees from and against any and all Claims brought by, through or derived from any member of such Buyer’s Indemnitees or such Indemnitees’ contractors or subcontractors or their respective employees, and consultants with respect to loss, destruction or damage of the property of such Buyer or its Indemnitees or such Indemnitees’ contractors or subcontractors or their respective employees and consultants, or with respect to personal or bodily injury, sickness, disease or death, loss of services and/or wages, or loss of consortium or society of any member such Buyer or its Indemnitees or their respective contractors or subcontractors or their respective employees or consultants. Buyer’s indemnity with respect to loss, destruction or damage to its property applies to the Goods as soon as and upon transfer of risk of loss and title as set forth in Section 5.1 herein, notwithstanding Seller’s retention of a security interest in the Goods until such time as it receives full and final payment.

8.2                               Each Party covenants and agrees to support the mutual indemnity obligations contained in Sections 8.1(b) and (c) above, by carrying insurance (or qualified self-insurance) of the types and in the amounts not less than those specified in Article IX of this Agreement, for the benefit of the other Parties.

8.3                               THE ASSUMPTIONS AND EXCLUSIONS OF LIABILITY, RELEASES AND INDEMNITIES SET FORTH IN THIS ARTICLE VIII SHALL APPLY TO ANY CLAIM(S) WITHOUT REGARD TO THE CAUSE(S) THEREOF INCLUDING, WITHOUT LIMITATION, PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, THE UNSEAWORTHINESS OF ANY VESSEL OR VESSELS, IMPERFECTION OF MATERIAL, DEFECT OR FAILURE OF EQUIPMENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), ULTRAHAZARDOUS ACTIVITY, STRICT LIABILITY, TORT, BREACH OF CONTRACT, BREACH OF STATUTORY DUTY, BREACH OF ANY SAFETY REQUIREMENT OR REGULATION, OR THE NEGLIGENCE OF ANY PERSON OR PARTY OR PARTY’S INDEMNITEES, INCLUDING, WITHOUT LIMITATION, THE INDEMNIFIED PARTY OR PARTIES AND THEIR INDEMNITEES, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT AND/OR CONCURRENT, ACTIVE OR PASSIVE, OR ANY OTHER THEORY OF LEGAL LIABILITY.

8.4                               WITH RESPECT TO THIS ARTICLE, BOTH PARTIES AGREE THAT THIS LANGUAGE COMPLIES WITH THE REQUIREMENT KNOWN AS THE EXPRESS NEGLIGENCE RULE, TO EXPRESSLY STATE IN A CONSPICUOUS MANNER TO AFFORD FAIR AND ADEQUATE NOTICE THAT PROVISIONS REQUIRING ONE PARTY (THE INDEMNITOR) TO

BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANOTHER PARTY (THE INDEMNITEE).

ARTICLE IX.
INSURANCE

9.1                               Insurance.  Upon written request, each Party shall furnish to the other Parties certificates of insurance evidencing the fact that adequate insurance to support each Party’s obligations hereunder has been secured.  To the extent of each Party’s indemnity and release obligations hereunder, each Party agrees that its respective insurance policies shall (i) be primary to the other Parties’ and their respective Indemnitees’ insurance; (ii) name the other Parties and their respective Indemnitees as additional insureds and (iii) be endorsed to waive subrogation against the other Parties and their respective Indemnitees.

ARTICLE X.
LIMITATION OF LIABILITY

10.1                        Limitation of Liability.  The remedies of each Buyer set forth herein are exclusive, and the total liability of the Seller’s Indemnitees and the manufacturers of Goods with respect to this Agreement and the Goods and services furnished hereunder, and in connection with the performance or breach thereof, and from the manufacture, sale, delivery, installation, repair, replacement or technical direction or services covered by or furnished under this Agreement, whether based on contract, warranty, tort, negligence, indemnity, strict liability, products liability or otherwise, shall not exceed the purchase price of the Goods or services upon which such liability is based provided, however, that the limitation of liability set forth in this Article X shall not apply to Claims which are the subject matter of Section 2.2(c) or the indemnity provisions set forth in Article VIII.

10.2                        Waiver of Consequential Damages.  NONE OF THE BUYERS’ RESPECTIVE INDEMNITEES NOR SELLER’S INDEMNITEES NOR MANUFACTURERS OF COMPONENTS OF THE GOODS SHALL IN ANY EVENT BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF, INCLUDING BUT NOT LIMITED TO DAMAGES FOR ANY DEFECT IN, OR FAILURE OF, OR MALFUNCTION OF THE GOODS SOLD OR SERVICES SUPPLIED HEREUNDER, WHETHER BASED UPON LOST GOODWILL, LOST REVENUE OR ANTICIPATED PROFITS (EXCEPT THOSE INCLUDED IN THE PRICE OF THE GOODS), INTEREST, LOSS OF USE, WORK STOPPAGE, IMPAIRMENT OF OTHER GOODS, LOSS BY REASON OF SHUTDOWN OR NON-OPERATION, INCREASED EXPENSES OF OPERATION OF THE GOODS, LOSS OF USE OF POWER SYSTEM, COST OF PURCHASE OF REPLACEMENT POWER, OR CLAIMS OF ANY BUYER OR CUSTOMERS OF ANY BUYER FOR SERVICE INTERRUPTION, WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED ON CONTRACT, WARRANTY, SOLE OR CONCURRENT NEGLIGENCE, INDEMNITY (OTHER THAN AS PROVIDED IN ARTICLE VIII OF THIS AGREEMENT), STRICT LIABILITY, PRODUCTS LIABILITY OR OTHERWISE, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING SUCH DAMAGES) PAID OR PAYABLE TO A THIRD PARTY, WHICH DAMAGES SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.

ARTICLE XI.
INTELLECTUAL PROPERTY

11.1                        Indemnification.  Each Party shall be responsible for and hold harmless and indemnify each other Party’s Indemnitees against Claims arising from infringement or alleged infringements of patents, copyrights or trademarks of the United States or other countries covering the property, equipment, methods or processes furnished or directed by such Party.

11.2                        Rights.  The Parties acknowledge and agree that all right, title and interest in or to any invention, technology, work or other matter that is created, discovered, invented or developed solely by Seller or either Buyer and incorporated or used in the design or manufacture of the Goods (the “Sole Intellectual Property”) will be the sole and exclusive property of the applicable Buyer or Seller, as the case may be, and the other Parties shall not have any ownership, license or other interest in the Sole Intellectual Property and shall not use such Sole Intellectual Property in the design or manufacture of equipment and other goods for the use of third parties without prior written consent of the applicable other Party.  The Parties acknowledge and agree that all right, title and interest in or to any invention, technology, work or other matter that is jointly created, discovered, invented or developed by Seller and either Buyer and incorporated or used in the design or manufacture of the Goods (the “Joint Intellectual Property”) will be the joint property of the Parties and such Joint Intellectual Property shall be governed by the rights and obligations of the Parties under the Joint Intellectual Property Agreement, dated as of the date hereof, among Seller, Exterran Corporation and AROC Corp. of even date herewith.

ARTICLE XII.
GENERAL PROVISIONS

12.1                        Packaging.  With respect to each Order, the Goods shall be packed according to the applicable Buyer’s standard packaging standards, unless Seller and the applicable Buyer expressly agree to the contrary in writing.

12.2                        Setoffs.  No Party shall set off against any amounts due to any other Party hereunder amounts claimed by any Party against the other Parties for any reason whatsoever.

12.3                        Assignability.  No Party hereto may directly or indirectly assign, including by contract or by merger, acquisition, consolidation, dissolution or otherwise (irrespective of whether such Party is the surviving entity), its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Parties hereto.  The rights and obligations of a party to this Agreement shall inure to any permitted assignee of such party.

12.4                        Governing Law; Dispute Resolution.  This Agreement (and any Claims or disputes arising out of or related hereto or to the transactions contemplated hereby and thereby or to the inducement of any Party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, irrespective of the choice of laws principles of the State of Texas, including all matters of validity, construction, effect, enforceability, performance and remedies.  Any dispute, controversy or claim arising out of or relating to this Agreement shall be resolved in accordance with the procedures set forth in Article VI and Section 9.5 of the Separation and Distribution Agreement.

12.5                        Notices.   All notices, requests, Claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be specified in a notice given in accordance with this Section 12.5):

If to Archrock Services, L.P.:

Archrock Services, L.P.

16666 Northchase Dr.

Houston, Texas 77061

Attention: General Counsel

Fax: (281) 836-8060

If to Archrock Field Services LLC, to:

Archrock Field Services LLC

16666 Northchase Dr.

Houston, Texas 77061

Attention: General Counsel

Fax: (281) 836-8060

If to Seller:

Exterran Energy Solutions, L.P.

4444 Brittmoore Rd

Houston, Texas 77041

Attention: General Counsel

Fax: (281) 836-7953

Each Buyer may, by notice to Seller, and Seller may, by notice to each Buyer, change the address and contact person to which any such notices are to be given.

12.6                        Waiver of Default.  Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of such Party. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

12.7                        Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

12.8                        Electronic Transaction, Counterparts.   Each Party hereto acknowledges that it and the other Party hereto may execute this Agreement by facsimile, stamp or mechanical signature. Each Party hereto expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it shall not assert that any such signature is not adequate to bind such Party to the same extent as if it were signed manually and agrees that at the reasonable request of any other Party hereto at any time it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).  This Agreement may be executed in any number of counterparts, and each counterparty hereof shall be deemed to be an original instrument, but all such counterparts shall constitute but one instrument.

12.9                        Compliance with Laws.  Each Buyer warrants that it will comply with all applicable international, federal, state and local laws and regulations related to the purchase, use and resale of the Goods, including those governing export control, unfair competition, corrupt practices and anti-discrimination.

12.10                 Entire Agreement.  This Agreement, and the exhibits, annexes and schedules hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersedes all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties with respect to such subject matter other than those set forth or referred to herein or therein.

12.11                 Acceptance of Waivers and Limitations.  Each Buyer acknowledges that: (i) it is a sophisticated purchaser of goods and services of the type described herein, (ii) it and its legal counsel have been afforded the opportunity to review and participate in the negotiation and settlement of this Agreement, (iii) it fully understands the nature and extent of the waivers and limitations on such Buyer’s rights and remedies set out herein and it accepts such waivers and limitations, and (iv) any rule of construction to the effect that any ambiguity contained herein is to be resolved against a drafting Party shall not be applicable to the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ARCHROCK SERVICES, L.P.

By:	AROC Services GP LLC,
its general partner

/s/ D. Bradley Childers
D. Bradley Childers
President

ARCHROCK PARTNERS OPERATING LLC

/s/ D. Bradley Childers
D. Bradley Childers
President

EXTERRAN ENERGY SOLUTIONS, L.P.

By:	Exterran General Holdings LLC,
its general partner

/s/ Jon C. Biro
Jon C. Biro
Senior Vice President and Chief
Financial Officer

Signature Page to Supply Agreement